EXHIBIT 99.1

VIK BANSAL COMPENSATION SUMMARY

1.	Named by the Board of Directors as Chief Operating Officer effective July 1, 2014.

2.	Base Salary: $575,000 per year

3.	Continued participation in Valmont's 2014 Global EIP Annual Incentive Plan with a target of 60% of base salary (using new base salary from start date as COO) and capped at 3x target.

4.	Continued participation in the performance share element of Valmont's 2012-2014,

2013-2015, and 2014-2016 long-term incentive plans, with a target of (i) 70% of prior base salary for 2012-2014 and (ii) 85% of base salary (from start date as COO) for 2013-2015 and 2014-2016 and capped at 2x target.

5.	Continued participation in the stock option element of Valmont's long-term incentive plans, with eligibility for option grant in December 2014 with a target value of 85% of base salary.

6.	Participation in Valmont's non-qualified deferred compensation plan, VERSP 401 (k) plan, health and welfare benefit plans.